CleanSpark Names Chief Operating Officer and Chief Technology Officer

Scott Garrison and Taylor Monnig promoted to new C-suite positions

LAS VEGAS, May 8, 2024 - CleanSpark Inc. (Nasdaq: CLSK), America's Bitcoin Miner™, today announced the appointments of Scott Garrison as chief operating officer and Taylor Monnig as chief technology officer.

Garrison, previously SVP of growth, and Monnig, previously SVP of mining technology, have been critical in CleanSpark's remarkable growth. Garrison has led business development and construction of the Company's data centers, while Monnig has been instrumental in developing the programs and leading the teams behind the Company's industry-leading uptime and miner performance.

"Scott and Taylor are examples of CleanSpark's commitment to excellence and the 'CleanSpark Way'. Their leadership and grit have been instrumental in positioning CleanSpark as the top operator at scale in the industry," said Zach Bradford, CEO. "I speak often about our best-in- class teams and Scott and Taylor have both helped build and lead these teams to great heights. They are instrumental to our continued success as our teams grow and gain even greater expertise to match the task ahead of us on our path to 50 EH/s and beyond. I greatly look forward to this next phase in CleanSpark's journey as we work together to continue delivering value to our shareholders and the greater bitcoin ecosystem."

Scott Garrison – Chief Operating Officer

During his tenure at CleanSpark, Garrison has led the Company's explosive growth in Georgia, developing and managing cross-functional teams to build the company's immersion-cooled data center in Norcross, GA, the 50 MW expansion in Washington, GA, and the recent 150 MW expansion in Sandersville, GA. Not limited to construction, Garrison has also played a key role in developing CleanSpark's relationships with the cities, counties, utility providers, local trades and community leaders that have contributed to CleanSpark's track record of success. Garrison will continue to oversee the Company's strategic growth initiatives as the company looks for additional accretive opportunities. He will also be taking on the additional task of managing and supporting the teams behind the operations of CleanSpark's diverse portfolio of data centers.

Before joining CleanSpark in October 2020, Garrison spent the prior three decades of his professional experience leading cross-functional teams. He founded Linq360 and The Integration Center in Las Vegas, delivering technology solutions to businesses around the world. During that time, he partnered and consulted with renowned companies including HP, Verizon, Microsoft, and Samsung. In a prior career, he achieved Class A status with the PGA of America. Scott has served on the Make-A-Wish Advisory Board Southern Nevada, Home Means Nevada for the State

of Nevada, the UNLV Advisory Board to Guide the Small Business Development Center, and First Tee of Southern Nevada.

"It is an honor to be part of a company that prioritizes culture," said Garrison. "This is the greatest work family I have ever experienced. I can't wait to get up every morning and go to work. CleanSpark has created the best teams and partners in the world."

Taylor Monnig – Chief Technology Officer

Monnig has developed and led CleanSpark's mining operations teams and the technology that supports them. He's also led successful efforts to improve fleet efficiency through software and hardware upgrades, all while supporting a near perfect uptime at the Company's data centers. Mostly recently, Monnig led the development of a state-of-the-art control and analytics room at the company's headquarters in Henderson, Nevada, which will be home to the core technology team and allow them to remotely monitor the Company's growing portfolio of data centers. In his new role, Monnig will continue to develop the company's tech stack, leading the teams responsible for keeping CleanSpark on the cutting edge as it works toward its goal of running the most efficient fleet of bitcoin miners in the industry. These teams of engineers and developers will support the Company's operations teams with a focus on automation and uptime.

Prior to CleanSpark, Monnig co-founded TMGCore and served as the chief operating officer. In that role, he worked to develop and commercialize single phase and two-phase cooling technologies for high performance computing and bitcoin mining, which earned him a well-earned reputation for his deep expertise in immersion cooling. He holds a bachelor's degree in mass communication from Arizona State University.

"I'm excited to continue spearheading our groundbreaking efforts in the bitcoin mining industry," said Monnig. "The team has done an incredible job of harnessing innovation to drive efficiency, carving a path of unprecedented growth. Our vision of the future is one of sustainability and technology plays a pivotal role in helping that become a reality."

About CleanSpark

CleanSpark (Nasdaq: CLSK) is America's Bitcoin Miner™. We own and operate data centers that primarily run on low-carbon power. Our infrastructure responsibly supports Bitcoin, the world's most important digital commodity and an essential tool for financial independence and inclusion. We cultivate trust and transparency among our employees and the communities we operate in. Visit our website at www.cleanspark.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this press release, forward-looking statements include, but may not be limited to, statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "forecasts," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: delivery dates and operating specifications of the purchased miners, anticipated additions to CleanSpark's hashrate and the timing thereof; the risk that the electrical power available to our facilities does not increase as expected; the success of its digital currency mining activities; the volatile and unpredictable cycles in the emerging and evolving industries in which we operate; increasing difficulty rates for bitcoin mining; bitcoin halving; new or additional governmental regulation; the anticipated delivery dates of new miners; the ability to successfully deploy new miners; the dependency on utility rate structures and government incentive programs; dependency on third-party power providers for expansion efforts; the expectations of future revenue growth may not be realized; and other risks described in the Company's prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and any subsequent filings with the SEC. Forward-looking statements contained herein are made only as to the date of this press release, and we assume no obligation to update or revise any forward-looking statements as a result of any new information, changed circumstances or future events or otherwise, except as required by applicable law.

Investor Relations Contact
Brittany Moore
702-989-7693

ir@cleanspark.com

Media Contact
Eleni Stylianou
702-989-7694

pr@cleanspark.com